Exhibit 99.1

Contact: Butler Associates Public Relations

Tom Butler 646-213-1802 / TButler@ButlerAssociates.com

Kaylyn Alexander 646-213-1366 / KAlexander@ButlerAssociates.com

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES QUARTERLY CASH DIVIDEND FOR SHAREHOLDERS

SUCCESSFUL TURNAROUND CONTINUES TO ELEVATE

BANK TO RECORD PERFORMANCE

Patriot National Bancorp, Inc. (“Patriot” or the “Bancorp”) (PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced its intention to begin making quarterly dividends for shareholders of the community bank’s stock, another sign of its continuing strong performance. With this announcement, Patriot has declared its first quarterly dividend of $.01 per share. The record date for this quarterly dividend will be July 24, 2017, with a dividend payment date of August 1, 2017. This is the first time since the financial crisis that the Bank has declared a dividend.

Patriot has recorded multiple strong fiscal quarters and proven earnings stability under the leadership of its Chairman, Michael Carrazza, who assumed the role of interim CEO in August 2016. In October 2016, the Bank strengthened and diversified its executive leadership team and in February 2017 promoted Richard Muskus Jr. from within to serve as its President.

At the end of the 2016 fiscal year, Patriot surpassed the three quarters of a billion-dollar milestone, with strong growth continuing into 2017. In the first fiscal quarter of 2017, Patriot reported net income of $1,730,000, or $0.44 per diluted share, a 165% increase over the prior year. First quarter earnings also increased 66% over the prior quarter.

CEO Michael Carrazza stated: “Patriot’s improving performance is a direct result of ongoing operational efficiencies, product diversification and asset growth. These changes continue to yield a positive impact, which now serve as a catalyst to reactivate the Bank’s dividend policy for the first time since 2008.” Patriot has 3,894,128 shares outstanding as of June 30, 2017.

The head of private investment firm Solaia Capital Advisors, Mr. Carrazza designed and led the recapitalization transaction to rescue and turnaround Patriot, which became deeply troubled during the financial crisis. “Patriot has never been as strong and healthy as it is today. With continued steady growth and new achievements, we plan to continue declaring quarterly dividends to our shareholders,” he added.

As of March 31, 2017, total Bank assets increased to $775 million, as compared to $636 million at March 31, 2016. Net loans totaled $625 million, up 30% over $480 million at March 31, 2016. Deposits grew to $561 million at March 31, 2017 as compared to $424 million at March 31 2016. Patriot has seen total deposits grow an aggregate of 32% over the last year. The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status.

About the Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, the Patriot’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of Patriot, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Patriot, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on Patriot’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

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